Exhibit 10.40

Execution Copy Version #3

TERMINATION AGREEMENT

THIS AGREEMENT is made as of the 19th day of December, 2007 by and between Doug P. Adams (the “Employee”), a resident of the Commonwealth of Massachusetts, and OccuLogix, Inc. (the “Employer”), a corporation incorporated under the laws of the State of Delaware, and having its executive offices at 2600 Skymark Avenue, Building 9, Suite 201, Mississauga, Ontario, L4W 5B2.

WHEREAS, the Employer and the Employee entered into an employment agreement dated as of September 1, 2006 (the “Employment Agreement”);

AND WHEREAS, the Employee has been serving the Employer as its President & Founder, Glaucoma Division pursuant to the Employment Agreement;

AND WHEREAS, the Employer is intending to sell to Solx Acquisition, Inc., a Delaware corporation, owned by the Employee, all of the issued and outstanding shares in the capital stock of Solx, Inc. (“Solx”), the wholly owned subsidiary of the Employer that has carried on the Employer’s glaucoma business the (“Transaction”);

AND WHEREAS, in anticipation of the closing of the Transaction, the Employee’s employment with the Employer shall be terminated pursuant to Section 8.1.3 of the Employment Agreement, effective on the date hereof (the “Termination Date”);

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement (the receipt and sufficiency of which are hereby acknowledged by the parties hereto), the parties hereto agree as follows:

1.	TERMINATION

1.1           The Employee hereby resigns his employment with the Employer, and the Employee’s employment with the Employer shall be terminated pursuant to Section 8.1.3 of the Employment Agreement, effective on the Termination Date.  The Employer hereby waives the requirement, under Section 8.1.3 of the Employment Agreement, to provide one month’s prior written notice to the Employer of the Employee’s intention to terminate his employment with the Employer.

2.	RETURN OF PROPERTY

2.1           The Employee hereby certifies that he has returned to the Employer all property of the Employer (other than property of Solx, any of which property shall be retained by the Employee) in the Employee’s possession, including, without limitation, all keys, business cards, computer hardware, including, without limitation, Blackberry units, printers, mice and other hardware accessories, and computer software.  The Employee hereby further certifies that he has returned to the Employer, or destroyed, all tangible material embodying Confidential Information (as such term is defined in the Employment Agreement, as modified below) in any form whatsoever, including, without limitation, all paper copy copies, summaries and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information.  For purposes of this Section 2.1, the term “property of the Employer” does not include any property of Solx, and the term “Confidential Information” does not include Confidential Information relating to the business or affairs of Solx.

3.	NO SEVERANCE

3.1           The Employee hereby acknowledges and agrees that no amounts are due or payable to him by the Employer pursuant to Sections 9 or 10 of the Employment Agreement.

4.	VACATION PAY

4.1           In full and complete compromise and settlement of a disputed claim regarding accrued but unpaid vacation during the current Year of Employment (as such term is defined in the Employment Agreement), the Employee and the Employer hereby agree that the Employer shall pay to the Employee two weeks’ of accrued but unpaid vacation pay.

5.	MUTUAL RELEASE AND TERMINATION

5.1           In consideration of the Employer entering into the Transaction, the Employee, on behalf of himself and his administrators, assigns and anyone claiming through him, hereby releases completely and forever discharges the Employer and its affiliates and subsidiaries, and their respective officers, directors, shareholders, agents, servants, representatives, underwriters, successors, heirs and assigns (collectively, the “Employer Representatives”), from any and all claims, demands, obligations and causes of action, of any nature whatsoever, whether known or unknown, which the Employee ever had, now has or might have in the future as a result of the Employee’s employment with the Employer or the termination thereof, including, without limitation, any claim relating to the Employment Agreement or the termination thereof pursuant to Section 5.2 of this Agreement or any claim relating to any violation of any U.S. federal or state statute or regulation, any claim for wrongful discharge or breach of contract or any claim relating to U.S. state or federal laws (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1968, the Employment Retirement Income and Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act and the Rehabilitation Act).  Notwithstanding the foregoing, nothing herein shall be construed as depriving the Employee of any indemnification rights to which he is entitled under the Amended and Restated By-laws of the Employer on or prior to the Termination Date or of any protection to which he may be entitled, on, prior to or after the Termination Date, under the Employer’s directors’ and officers’ liability insurance policy from time to time.

5.2           The Employment Agreement is hereby terminated and rendered null and void, save and except for those provisions thereof that are expressly stated to survive the termination thereof, with the exception of Sections 12 (Non-competition), 13 (No Solicitation of Customers), 14 (No Solicitation of Employees).  Notwithstanding the fact that Sections 12, 13 and 14 of the Employment Agreement are expressly stated to survive the termination of the Employment Agreement, they are hereby terminated and rendered null and void.  Although Section 15 (Confidentiality) of the Employment Agreement shall survive the termination of the Employment Agreement, the term “Confidential Information” as used therein is hereby amended to exclude Confidential Information of Solx.  Although Section 16 (Remedies) of the Employment Agreement also shall survive the termination of the Employment Agreement, it shall be read and construed to apply only to a breach of threatened breach by the Employee of the provisions of Section 15 of the Employment Agreement, as such Section 15 has been amended pursuant to this Section 5.2.  The Employee hereby agrees to abide by the provisions of Sections 15 and 16 of the Employment Agreement, as such Sections 15 and 16 have been amended pursuant to this Section 5.2.

5.3           The Employer, on behalf of itself, the Employer Representatives and anyone claiming through any of them, hereby releases completely and forever discharges the Employee and his administrators, heirs and assigns from any and all claims, demands, obligations and causes of action, of any nature whatsoever, whether known or unknown, which the Employer ever had, now has or might have in the future as a result of the Employee’s employment with the Employer or the termination thereof, including, without limitation, any claim relating to the Employment Agreement or the termination thereof pursuant to Section 5.2 of this Agreement or any claim relating to any violation of any U.S. federal or state statute or regulation.

6.	THIRD PARTY COMMUNICATIONS

6.1           In consideration of the mutual promises and covenants contained herein, each of the parties hereto hereby agrees that he and it will not make any statements to, or initiate or participate in any discussions with, any other person, including, without limitation, the Employer’s customers, which are derogatory, disparaging or injurious to the reputation of the Employee or the Employer.  This Section 6.1, in no way, shall be construed as prohibiting either party hereto from responding truthfully to any question or interrogatory to which such party is requested to respond.

7.	ACKNOWLEDGEMENT

7.1           The Employee hereby acknowledges that:

(a)	He has had sufficient time to review and consider this Agreement thoroughly;

(b)	He has read and understands the terms of this Agreement and his obligations hereunder;

(c)	He has been given an opportunity to obtain independent legal advice, or such other advice as he may desire, concerning the interpretation and effect of this Agreement; and

(d)	He is entering this Agreement voluntarily and without any pressure from the Employer.

8.	MISCELLANEOUS

8.1           The headings in this Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

8.2           The parties hereto expressly agree that nothing in this Agreement shall be construed as an admission of liability.

8.3           This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective trustees, administrators, successors and assigns.

8.4           This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of the termination of the Employee’s employment with the Employer.  This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to such subject matter and any rights which the Employee may have by reason of any such prior agreements or by reason of the Employee’s employment with the Corporation.  There are no representations, warranties or agreements between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  No reliance is placed on any representation, opinion, advice or assertion of fact made by the Employer or any of its officers, directors, agents or employees to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Agreement.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

8.5           Each of the provisions contained in this Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

8.6           This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws rules which shall be deemed inapplicable to this Agreement.

8.7           This Agreement may be signed in counterparts and delivered by facsimile transmission or other electronic means, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

OCCULOGIX, INC.

By:	“Elias Vamvakas”
Elias Vamvakas
Chairman and Chief Executive Officer

“Doug P. Adams”
Signature of Witness	Doug P. Adams

Name of Witness (please print)